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          Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers


Offices                                                 Mailing Address
2500 First Union Capitol Center                         P.O. Box 2611
Raleigh, North Carolina 27601                           Raleigh, North Carolina
                                                        27602-2611

                                                        telephone (919) 821-1220
                                                        facsimile (919) 821-6800

                                January 13, 2000


Cree, Inc.
4600 Silicon Drive
Durham, North Carolina  27703

         Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

         We are counsel for Cree, Inc. (the "Company") in connection with the issuance and sale by the Company of up to 3,289,000 shares of the Company's Common Stock (including up to 429,000 shares subject to the underwriters' over-allotment option), $0.0025 par value per share. These shares are described in the Company's Registration Statement on Form S-3 (File No. 333-94013), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on January 3, 2000, as amended on January 6, 2000 (the "Registration Statement"), incorporated by reference into the Company's registration statement on Form S-3 filed on January 13, 2000 pursuant to Rule 462(b) (the "Rule 462(b) Registration Statement"). This opinion is in addition to the opinion of our firm dated January 3, 2000 which was filed as Exhibit 5.01 to the Registration Statement.

         We have examined the Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws of the Company, the minutes of the meetings of the Board of Directors of the Company relating to the authorization and issuance of securities and such other documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents. In rendering the opinion set forth below, we also have relied upon a certificate of an officer of the Company whom we believe is responsible.

         Based upon the foregoing and the additional qualifications set forth below, it is our opinion that the 299,000 shares of Common Stock of the Company which are being registered pursuant to the Rule 462(b) Registration Statement will, when issued and delivered against

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payment therefor as contemplated by the Registration Statement, be validly issued, fully paid and nonassessable.

         The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

        We hereby consent to the reference to our firm in the Registration Statement and the Rule 462(b) Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.

         This opinion is limited to the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.


                                         Sincerely yours,



                                         /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                         MITCHELL & JERNIGAN, L.L.P.